Exhibit 99.4

PURCHASE & SALE AGREEMENT

THIS AGREEMENT (this “Agreement”) is made on this 26th day of May, 2017,

BY AND AMONG:

ORION US HOLDINGS 1 L.P., a Delaware limited partnership (“Parent”),

RENOVA ENERGIA, S.A., a listed sociedade anonima (S.A.) organized under the laws of Brazil (“Renova”)

                                                                                - and -

solely for the purpose of providing the guarantee in Section 2(e),

BROOKFIELD INFRASTRUCTURE FUND III-A (CR), L.P., a limited partnership organized under the laws of Delaware,

BROOKFIELD INFRASTRUCTURE FUND III-A, L.P., a limited partnership organized under the laws of Delaware,

BROOKFIELD INFRASTRUCTURE FUND III-B, L.P., a limited partnership organized under the laws of Delaware,

BROOKFIELD INFRASTRUCTURE FUND III-D, L.P., a limited partnership organized under the laws of Delaware, and

BROOKFIELD INFRASTRUCTURE FUND III-D (CR), L.P., a limited partnership organized under the laws of Delaware.]

WHEREAS:

A.
As of the date hereof, Renova is the record and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, a “beneficial owner”) of 20,327,499 shares of Class A common stock, par value US$0.01 per share, of TerraForm Global, Inc., a Delaware corporation (“Global”), (each a “Class A Share”), comprising (i) 19,535,004 Class A Shares (in the aggregate, the “Subject Shares”) and (ii) 792,495 Class A Shares (the “Operational Escrow Shares”) currently held in escrow pursuant to that certain Escrow Agreement, dated as of September 18, 2015, by and among Renova, TerraForm Global Brazil Holding B.V., and Citibank, N.A.

B.
Global, Parent and BRE GLBL Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of March 6, 2017, pursuant to which Merger Sub will merge with and into Global.

C.
Concurrently with the execution and delivery of this Agreement, Global, TerraForm Global, LLC, TerraForm Global Brazil Holding B.V. and TERP GLBL Brasil I Participações Ltda. (together, the “Global Parties”), on the one hand, and Renova, on the other hand, have entered into a Settlement Agreement and Mutual Release, dated as of the date hereof (the “Settlement Agreement”), pursuant to which Renova has agreed to, among other things, provide a full and final release of certain claims against the Global Parties and their respective affiliates and certain related persons or parties, and the Global Parties have agreed to, among other things, (i) provide a full and final release of certain claims against Renova and its affiliates and certain related persons or parties and (ii) pay the Settlement Payment (as defined in the Settlement Agreement) in the amount of US$15,000,000 to Renova.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.                   PURCHASE PRICE

The purchase price for the Subject Shares is US$4.75 per Subject Share in cash for a total purchase price of US$92,791,269 (the “Purchase Price”).

2.                   PURCHASE AND SALE

(a)
Subject to the terms and conditions of this Agreement, Parent shall purchase from Renova and Renova shall sell, assign, transfer and deliver the Subject Shares and all of its rights, title and interest therein and thereto, free and clear of all liens, security interests, encumbrances, agreements or other restrictions on the transfer thereof (“Liens”) to Parent.

(b)
At the Closing, (i) Parent will pay the aggregate Purchase Price for the Subject Shares, in cash by wire transfer of immediately available funds, to Renova in accordance with the instructions provided by Renova to Parent no later than two (2) business days prior to the Closing and (ii) concurrently therewith Renova will (x) transfer the Subject Shares and all of its rights, title and interest therein and thereto to Parent, free and clear of all Liens, and (y) deliver to Parent all documentation required by Global’s transfer agent for the transfer of the Subject Shares from Renova to Parent, including without limitation (A) a transfer request form, signed by an officer of Renova, providing instructions to such transfer agent regarding the transfer of the Subject Shares to Parent, with a medallion guarantee of the signature on the transfer request form (and such medallion guarantee shall cover the value of the Subject Shares) and (B) a copy of a certified corporate resolution of Renova, dated within 180 days of the date of the transfer request form, authorizing the applicable officer of Renova to effect the transfer of the Subject Shares to Parent ((i) and (ii), collectively, the “Transaction”).

(c)
Unless otherwise mutually agreed in writing by the parties hereto the closing of the Transaction (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 AM, local time, on the date that is five business days following the day on which the last to be satisfied or waived of the conditions set forth in Section 5 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) has been satisfied or waived in accordance with this Agreement. For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

(d)
Renova hereby acknowledges and confirms that the payment of the Purchase Price by Parent represents full and final consideration for the Subject Shares and that Renova shall not be entitled to any further consideration or payment with respect to the Subject Shares.

(e)
Each of Brookfield Infrastructure Fund III-A (CR), L.P., Brookfield Infrastructure Fund III-A, L.P., Brookfield Infrastructure Fund III-B, L.P., Brookfield Infrastructure Fund III-D, L.P. and Brookfield Infrastructure Fund III-D (CR), L.P. hereby irrevocably and unconditionally guarantees the payment of the Purchase Price by Parent in accordance with this Agreement.

3.            RELEASE OF CLAIMS

(a)            Effective as of the Closing, Renova, and on behalf of itself and each of its current or former, direct and indirect, parent companies, subsidiaries, and affiliates, and their respective assigns, predecessors, successors, related entities, employees, agents, directors, officers, managers, members, stockholders, partners, insurers, professionals, staff, and other representatives (collectively, the “Renova Releasors”), for good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, and having been represented by counsel and having been fully and adequately informed as to the facts, circumstances, and consequences of this Agreement, hereby forever irrevocably, fully, and unconditionally release, acquit, remise, and forever discharge Parent, and each of its current, former, and future parent companies, subsidiaries, controlled companies, divisions, affiliates, ventures, predecessors, successors, and related entities, and their respective former and present employees, attorneys, agents, insurers, directors, officers, trustees, principals, members, managers, stockholders, owners, partners, insurers, professionals, staff, spouses, heirs, executors, administrators, and other representatives, successors, and assigns (other than SunEdison, Inc. in each case) (collectively, the “Parent Releasees”), from and against any and all claims, liens, demands, charges, actions, causes of action, suits, legal proceedings, arbitration proceedings or claims in arbitration, or otherwise in nature, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, indemnities, variances, trespasses, damages whenever incurred, costs, expenses, attorneys’ fees, compensation, fines, penalties, losses, judgments, extents, executions, obligations, complaints, and liabilities of any kind, nature, or description, in any capacity whatsoever, whether in law or in equity, whether compulsory or permissive, whether sounding in tort, contract, statutory, or regulatory violation, claims for contribution, or otherwise, under the laws of any jurisdiction of the United States, Brazil or any other country in the world, that the Renova Releasors, or any of them, ever had, now have, or hereafter can, shall or may have, whether known or unknown, discovered or undiscovered, suspected or unsuspected, foreseen or unseen, vested or contingent, accrued or unaccrued, liquidated or unliquidated, asserted or unasserted, matured or unmatured, direct or indirect, derivative or subrogated, individual, class, representative, or other capacity from the beginning of the world to any and all dates in the future against the Parent Releasees, or any of them individually, collectively, or in any combination, directly or indirectly, that arise out of, are based upon or relate in any way to the Disputes (as defined in the Settlement Agreement), including but not limited to the Renova Claims (as defined in the Settlement Agreement) the Global Claims (as defined in the Settlement Agreement), and the SSA Claims (as defined in the Settlement Agreement) and to, in whole or in part, facts, occurrences, transactions, statements, events, conduct or other matters described, referenced, alleged in or relating in any way to the Disputes and any and all claims for non-contractual indemnification, contribution or related claims that have been, or could be, asserted by Renova or its affiliates against the Parent Releasees with respect to the Disputes; provided, however, that nothing in this Section 3(a) shall affect the obligations of the parties hereto under this Agreement or Renova’s obligations under the Settlement Agreement, or release any claim to enforce this Agreement or the Settlement Agreement.

(b)            Effective as of the Closing, Parent, and on behalf of itself and each of its current or former, direct and indirect, parent companies, subsidiaries, and affiliates, and their respective assigns, predecessors, successors, related entities, employees, agents, directors, officers, managers, members, stockholders, partners, insurers, professionals, staff, and other representatives (collectively, the “Parent Releasors”), for good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, and having been represented by counsel and having been fully and adequately informed as to the facts, circumstances, and consequences of this Agreement, hereby forever irrevocably, fully, and unconditionally release, acquit, remise, and forever discharge Renova, and each of its current, former, and future parent companies, subsidiaries, controlled companies, divisions, affiliates, ventures, predecessors, successors, and related entities, and their respective former and present employees, attorneys, agents, insurers, directors, officers, trustees, principals, members, managers, stockholders, owners, partners, insurers, professionals, staff, spouses, heirs, executors, administrators, and other representatives, successors, and assigns (collectively, the “Renova Releasees”), from and against any and all claims, liens, demands, charges, actions, causes of action, suits, legal proceedings, arbitration proceedings or claims in arbitration, or otherwise in nature, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, indemnities, variances, trespasses, damages whenever incurred, costs, expenses, attorneys’ fees, compensation, fines, penalties, losses, judgments, extents, executions, obligations, complaints, and liabilities of any kind, nature, or description, in any capacity whatsoever, whether in law or in equity, whether compulsory or permissive, whether sounding in tort, contract, statutory, or regulatory violation, claims for contribution, or otherwise, under the laws of any jurisdiction of the United States, Brazil or any other country in the world, that the Parent Releasors, or any of them, ever had, now have, or hereafter can, shall or may have, whether known or unknown, discovered or undiscovered, suspected or unsuspected, foreseen or unseen, vested or contingent, accrued or unaccrued, liquidated or unliquidated, asserted or unasserted, matured or unmatured, direct or indirect, derivative or subrogated, individual, class, representative, or other capacity from the beginning of the world to any and all dates in the future against the Renova Releasees, or any of them individually, collectively, or in any combination, directly or indirectly, that arise out of, are based upon or relate in any way to the Disputes (as defined in the Settlement Agreement), including but not limited to the Renova Claims (as defined in the Settlement Agreement), the Global Claims (as defined in the Settlement Agreement), and the SSA Claims (as defined in the Settlement Agreement) and to, in whole or in part, facts, occurrences, transactions, statements, events, conduct or other matters described, referenced, alleged in or relating in any way to the Disputes and any and all claims for non-contractual indemnification, contribution or related claims that have been, or could be, asserted by Parent or its affiliates against the Renova Releasees with respect to the Disputes; provided, however, that nothing in this Section 3(b) shall affect the obligations of the parties hereto under this Agreement or release any claim to enforce this Agreement or the Settlement Agreement.

4.            REPRESENTATIONS AND WARRANTIES

(a)	Renova hereby represents and warrants to Parent that, as of the date hereof and as of the Closing:

(i)
Renova is the sole record and beneficial owner of the Subject Shares and has good and marketable title to such Subject Shares, which shall be free and clear of any Liens as of the Closing, and Renova is not the record or beneficial owner of any Class A Shares other than the Subject Shares and the Operational Escrow Shares or of any other equity securities, or securities convertible into or options or other rights to acquire any equity securities, of Global. Without limiting the foregoing, Renova represents and warrants to Parent that:

(1)
the security interest in the Subject Shares granted to TerraForm Global, LLC (the “Security Interest”), pursuant to Section 2.5 of the Omnibus Closing Agreement, dated as of September 18, 2015, by and among TerraForm Global, LLC, Global, SunEdison, Inc., TerraForm Global Brazil Holding B.V., TERP GLBL Brasil I Participações Ltda. and Renova (the “Omnibus Agreement”), shall have been validly terminated and released in full as of the Closing;

(2)	all Uniform Commercial Code financing statements filed with respect to the Security Interest shall have been validly terminated as of the Closing; and

(3)	all restrictions on the transfer of the Subject Shares set forth in the Omnibus Agreement shall have been validly terminated as of the Closing.

(ii)
Renova is validly existing and in good standing under the Laws (as defined in Section 5(a)(i)) of the jurisdiction of its organization and has all requisite corporate or similar power and authority and has taken all corporate or similar action necessary in order to authorize, execute and deliver this Agreement, perform its obligations under this Agreement and consummate the Transaction.

(iii)
This Agreement has been duly authorized, executed and delivered by Renova and, assuming the due authorization, execution and delivery of this Agreement by Parent, constitutes a legal, valid and binding obligation of Renova, enforceable against Renova in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(iv)
The execution, delivery and performance of this Agreement by Renova do not, and the consummation of the Transaction by Renova will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or bylaws or comparable governing documents of Renova, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default or loss of a benefit pursuant to any contractual obligation to which Renova or any of its subsidiaries is a party or (iii) a violation of any provision of Law applicable to Renova or any of its properties or assets, except, in the case of clauses (ii) and (iii) above, as, individually or in the aggregate, would not reasonably be expected to prevent, impair, impede, delay or frustrate the ability of Renova to perform its obligations hereunder on a timely basis.

(v)
Other than filings under the Securities Exchange Act of 1934, no action by (including any authorization, notice, consent or approval) or in respect of, and no filing with, any domestic, foreign or supranational governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental or quasi-governmental entity or arbitral body (each a “Governmental Entity”) is required for, or in connection with, the valid and lawful authorization, execution, delivery and performance by Renova of this Agreement and the consummation of the Transaction by Renova.

(b)	Parent hereby represents and warrants to Renova that, as of the date hereof and as of the Closing:

(i)
Parent is validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority and has taken all corporate or similar action necessary in order to authorize, execute and deliver this Agreement, perform its obligations under this Agreement and consummate the Transaction.

(ii)	This Agreement has been duly authorized, executed and delivered by Parent and, assuming the due authorization, execution and delivery of this

Agreement by Renova, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(iii)
The execution, delivery and performance of this Agreement by Parent do not, and the consummation of the Transaction by Parent will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or bylaws or comparable governing documents of Parent, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default or loss of a benefit pursuant to any contractual obligation to which Parent or any of its subsidiaries is a party or (iii) a violation of any provision of Law applicable to Parent or any of its properties or assets, except, in the case of clauses (ii) and (iii) above, as, individually or in the aggregate, would not reasonably be expected to prevent, impair, impede, delay or frustrate the ability of Parent to perform its obligations hereunder on a timely basis.

(iv)
Other than filings under the Securities Exchange Act of 1934, no action by (including any authorization, notice, consent or approval) or in respect of, and no filing with, any Governmental Entity is required for, or in connection with, the valid and lawful authorization, execution, delivery and performance by Parent of this Agreement and the consummation of the Transaction by Parent.

5.            CONDITIONS TO CLOSING

(a)
The respective obligation of Renova and Parent to consummate the Transaction is subject to the satisfaction or waiver prior to the Closing (or, with respect to conditions that by their nature are to be satisfied at the Closing, subject to the satisfaction or waiver of such conditions at the Closing) of each of the following conditions:

(i)
No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Transaction. “Law” means any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

(ii)
The Settlement Agreement shall have been duly authorized, executed and delivered by the parties thereto and shall be in full force and effect and enforceable against the parties in accordance with its terms.

(iii)	At the Closing, the Effective Time (as defined in the Settlement Agreement) shall have occurred.

(b)
The obligation of Parent to consummate the Transaction is also subject to the satisfaction or waiver by Parent prior to the Closing (or, with respect to conditions that by their nature are to be satisfied at the Closing, subject to the satisfaction or waiver by Parent of such conditions at the Closing) of each of the following conditions:

(i)	Renova shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(ii)
The representations and warranties of Renova set forth in Section 4(a) of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of such date, except where made only as of a specified date, such representations and warranties shall be true and correct only as of such date.

(iii)
Parent shall have received a certificate, dated as of the date of the Closing and signed on behalf of Renova by an executive officer of Renova, that the conditions set forth in Sections 5(b)(i) and 5(b)(ii) have been satisfied.

(c)
The obligation of Renova to consummate the Transaction is also subject to the satisfaction or waiver by Renova prior to the Closing (or, with respect to conditions that by their nature are to be satisfied at the Closing, subject to the satisfaction or waiver by Renova of such conditions at the Closing) of each of the following conditions:

(i)	Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(ii)
The representations and warranties of Parent set forth in Section 4(b) of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of such date.

(iii)
Renova shall have received a certificate, dated as of the date of the Closing and signed on behalf of Parent by an executive officer of Parent, that the conditions set forth in Sections 5(c)(i) and 5(c)(ii) have been satisfied.

6.                   MISCELLANEOUS

(a)
Except as otherwise provided herein, this Agreement (together with the certificates delivered pursuant hereto) shall constitute the entire agreement among the parties hereto and supersedes all other prior or contemporaneous agreements, understandings, representations and warranties, both written and oral, among the parties in connection herewith. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT NOR RENOVA MAKES OR RELIES ON ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTION, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. Each party hereto acknowledges that the other party and its affiliates currently may have and may, during the term of this Agreement, come into possession of information with respect to the Subject Shares or to Global or its affiliates that is not known to such party and that may be material to a decision to buy, sell, hold or offer to buy or sell, as applicable, the Subject Shares and any other securities of Global. Each party hereto has determined to enter into this Agreement notwithstanding the foregoing, and the other party and its affiliates shall have no liability to such party or any of its affiliates with respect to any such matter or otherwise arising from any such information and shall have no obligation whatsoever to share such information with such party at any time. Each party hereto shall have no recourse to or indemnity from the other party or any of its affiliates arising from the performance of this Agreement.

(b)	Subject to the provisions of applicable law, the parties hereto may modify or amend this Agreement only by written agreement executed and delivered by each party hereto.

(c)
This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by email delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

(d)
The parties hereto acknowledge that this Agreement shall be deemed made and entered into in the State of New York and shall be governed by and in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof that would result in the application of the law of another jurisdiction.

(e)
The parties hereto hereby irrevocably submit to the exclusive personal jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York, solely in respect of the interpretation and enforcement of the provisions of this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that such courts are an inconvenient forum, or that the venue of such courts may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action, suit or proceeding shall be heard in such a court of the State of New York or the United States District Court for the Southern District of New York. The parties hereto hereby consent to and grant any such court jurisdiction, to the extent permitted by law, over the subject matter of such action, suit or proceeding and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 6(g) shall be valid, effective and sufficient service thereof. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6(e). For the avoidance of doubt, the parties acknowledge and agree that this Section 6(e) is not intended to waive, modify, or displace the dispute resolution clauses in the Agreements (as defined in the Settlement Agreement).

(f)
The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages would not be an adequate remedy therefor. Accordingly, each party agrees that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement (including the obligation of the parties hereto to consummate the Transaction in accordance with the terms and subject to the conditions of this Agreement), the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether at law or in equity, including monetary damages) to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach. In the event that any action is brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity. Each party further agrees that no other party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6(f), and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(g)
Unless otherwise noted, any notice or correspondence under this Agreement shall be sent by a nationally recognized overnight courier to the parties’ designated recipients at the addresses set out below or such other addresses or recipients designated by a party by written notice from time to time:

Notices to Renova shall be sent to the attention of:

Renova Energia S.A.
Avenida Roque Petroni Junior, 850, 14th floor
São Paolo, SP, Brazil
Attn: General Counsel, Gustavo Henrique Simoes dos Santos

With a copy to:

Tai-Heng Cheng, Esq.
Quinn Emanuel Urquhart & Sullivan, LLP
51 Madison Avenue, 22nd Floor
New York, NY 10010

Notices to Parent shall be sent to the attention of:

c/o Brookfield Asset Management Inc.
181 Bay Street, Suite 300
Toronto, Ontario M5J 2T3
Attention: Jennifer Mazin
Telephone: (416) 363-9491
Email: jennifer.mazin@brookfield.com;

(with a copy to (which shall not constitute notice)

Cravath, Swaine & Moore LLP
825 Eighth Avenue,
New York, NY 10019
Attention: Richard Hall

    Joel Herold
Facsimile:  (212) 474-3700
Telephone: (212) 474-1000
Email:  rhall@cravath.com
            jherold@cravath.com)

(h)
This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

(i)
The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any person or any circumstance, is invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

(j)
Section headings in this Agreement are included herein for convenience of reference only and shall not constitute part of this Agreement for any other purpose. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the word “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.” The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(k)
This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may, upon written notice to Renova, assign this Agreement to a controlled affiliate of Brookfield Asset Management Inc.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

ORION US HOLDINGS 1 L.P., by its general partner, ORION US GP LLC

By:	/s/ Andrea Rocheleau
	Name:	Andrea Rocheleau
	Title:	Senior Vice President

BROOKFIELD INFRASTRUCTURE FUND III-A (CR), L.P.
BROOKFIELD INFRASTRUCTURE FUND III-A, L.P.
BROOKFIELD INFRASTRUCTURE FUND III-B, L.P.
BROOKFIELD INFRASTRUCTURE FUND III-D, L.P.
BROOKFIELD INFRASTRUCTURE FUND III-D (CR), L.P.
Each by: Brookfield Infrastructure Fund III GP LLC, its general partner

By:	/s/ Fred Day
	Name:	Fred Day
	Title:	Vice President

RENOVA ENERGIA, S.A.

By:	/s/ Cristiano Correa de Barros
	Name:	Cristiano Correa de Barros
	Title:	Chief Financial Officer

By:	/s/ Carlos Figueiredo Santos
	Name:	Carlos Figueiredo Santos
	Title:	Chief Executive Officer